UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934

April 1, 2020
Date of report (Date of earliest event reported)
_______________________
Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware	001-38038	46-5648907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Route 202, Suite 600 Bridgewater, NJ (Address of principal executive offices)	08807 (Zip Code)

Registrant's telephone number, including area code (908) 927-9920 (Former name or former address, if changed since last report) ________________________
Check the appropriate box below if the Form 8‑K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12).

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b)).

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per value	VLRXQ	OTC Pink

Item 1.01     Entry into a Material Definitive Agreement.
Amendment No. 2 to the Purchase Agreement
On April 1, 2020, Valeritas Holdings, Inc. (the “Company”) and certain of its subsidiaries (together, the “Sellers”) entered into Amendment No. 2 (“Amendment No. 2”) to that certain Asset Purchase Agreement, dated as of February 9, 2020, as amended on March 17, 2020, by and among Zealand Pharma A/S, as stalking horse bidder (“Zealand”), and the Sellers (the “Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets to Zealand for total consideration of (i) $23 million in cash and (ii) the assumption of certain liabilities of the Debtors (the “Asset Sale”). Amendment No. 2 modifies the Purchase Agreement to provide that one of the Company’s bank accounts will remain with the Company following closing of the Asset Sale so that the Company can use the account for certain post-closing payments. The bank account will be transferred to Zealand upon approval by the Bankruptcy Court (as defined below) of a Plan of Liquidation.
The foregoing description of Amendment No. 2 is qualified in its entirety by reference to the complete text thereof, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Closing of the Asset Sale to Zealand Pharma A/S
As previously disclosed, on February 9, 2020, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (the “Court”), and is being jointly administered under the caption In re Valeritas Holdings, Inc., et al., Case No. 20-10290 (the “Chapter 11 Proceedings”). The Asset Sale was subsequently approved by the Bankruptcy Court on March 20, 2020.
On April 2, 2020, the Sellers closed the Asset Sale and transferred substantially all of their assets to Zealand. As part of the sale, the Sellers entered into a transition services agreement for the post-closing period through the effective date of a Plan of Liquidation.
The Company cautions that trading in its securities during the pendency of the Chapter 11 Proceedings is highly speculative and poses substantial risks. Trading prices for the Company's securities may bear little or no relationship to the actual recovery, if any, by holders of the Company's securities in the Chapter 11 Proceedings. Based upon the current proceeds available from the asset sale to Zealand, after payment to the Company's postpetition lenders and the other secured lenders and the payment of other liabilities, there will not be any proceeds available for distribution to the holders of the Company's common stock. The Sellers are currently in discussions with their stakeholders to develop and file with the Bankruptcy Court a Plan of Liquidation in the near term. The Company anticipates that any such Plan of Liquidation will provide for the cancellation of the Company’s common stock.
Item 1.02     Termination of a Material Definitive Agreement.
The Company’s Senior Secured Superpriority Priming Debtor-in-Possession Credit Facility (the “DIP Facility”), by and among the Company, as borrower, the Lenders (as defined therein) party thereto, and HB Fund LLC, as the “DIP Lender,” matured upon consummation of the Asset Sale. Effective as of the Closing, all outstanding obligations under the DIP Facility were repaid, all loan documents were terminated and all liens, guarantees and security interests were released.
Item 1.03     Bankruptcy or Receivership.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.03 by reference.
Item 2.01     Completion of Acquisition or Disposition of Assets.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.
Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of closing of the Asset Sale, Katherine Crothall, Ph.D., Joseph Mandato, D.M., Brian Roberts and John E. Timberlake resigned as members of the Company’s board of directors (the “Board”), with Peter Devlin continuing as the sole director of the Board. Their resignations were not because of any disagreements with the Company on matters relating to its operations, policies and practices.
In addition, effective as of closing, the following officers were terminated from their roles with the Company, in order to accept an offer of employment with Zealand: (i) Melanie Hansen, Interim Corporate Controller and principal accounting officer and (ii) Matthew Nguyen, Chief Commercial Officer. John E. Timberlake, Chief Executive Officer, principal executive officer and principal financial officer, and Geoffrey Jenkins, Executive Vice President, Manufacturing Operations and R&D, were terminated from their roles with the Company, effective as of the first business day following closing. In connection with closing, the Board appointed Mr. Devlin as President of the Company and its subsidiaries. Mr. Devlin will serve as the Company’s President, principal executive officer, principal financial officer and principal accounting officer in order to oversee the orderly wind down of the Company’s operations. Mr. Devlin will receive a monthly consulting fee of $10,000 in connection with this role.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 2 to Asset Purchase Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valeritas Holdings, Inc.

Date: April 2, 2020	By:	/s/ Peter Devlin
Peter Devlin
President